Exhibit 10.1

LOAN AGREEMENT

This agreement (“Amended AQT Loan Agreement”) is entered into as of December 13, 2013 (“Effective Date”) between VelaTel Global Communications, Inc., a US (Nevada) corporation (“VelaTel”), and AQT, LLC, a Delaware limited liability company (“AQT”). In this Amended AQT Loan Agreement, VelaTel and AQT are each referred to as a “Party”, and together as the “Parties.”

RECITALS

A.               VelaTel, through its subsidiary Gulfstream Capital Partners, Ltd., has acquired 100% of the capital stock of China Motion Telecom (HK), Ltd. (“China Motion Stock”) subject to a Loan Agreement, a Share Charge, and an Option Deed in favor of Xin Hua, copies of which are attached as Exhibits 1-3, respectively. The Xin Hua Loan Agreement calls for VelaTel to make a payment of HK$7,800,000 [US$1,006,500] to Xin Hua plus HK$1,930,979.64 [US$249,200] to China Motion, both amounts on or before December 15, 2013 (“First Xin Hua Installment”), plus a balloon payment to Xin Hua of HK$18,740,637.45 [US$2,418,100], on or before February 28, 2014 (“Second Xin Hua Installment”).

B.               The Parties have previously entered into a loan agreement dated August 16, 2013 (“Original AQT Loan Agreement”), a copy of which is attached as Exhibit 4. Under the Original AQT Loan Agreement, AQT loaned VelaTel US$600,000. Under the Original AQT Loan Agreement, the maturity date for repayment of the original principal amount plus accrued interest is January 27, 2014, and VelaTel had the option to repay any or all of the balance due in the form China Motion Stock, 100% of which was valued for purposes of repayment at US$6,437,100.

C.               AQT is also familiar with the terms of the Cooperation Agreement between China Motion and StarHub Mobile Pte, Ltd. (“StarHub”), a copy of which is attached as Exhibit 5.

D.               All amounts payable pursuant to this Amended AQT Loan Agreement are expressed in Hong Kong dollars. For convenience only, the approximate equivalent in US dollars is expressed in brackets (at a presumed exchange rate of US$1.00 = HK$7.75, with the US dollar equivalent rounded to the nearest US$100) but such US dollar equivalent shall have no bearing on the amount actually payable.

AGREEMENT

1.                Pursuant to this Amended AQT Agreement, the Parties agree to extend the Maturity Date under the Original AQT Loan until April 2, 2014, to coincide with the Maturity Date under this Amended AQT Loan Agreement. In consideration of the extension, the principal amount under the Original AQT Agreement is changed to HK$4,929,000 [US$636,000] as of and inclusive of an extension fee plus interest accrued through the Effective Date (“Adjusted Original Principal Amount”).

2.                VelaTel’s option to repay any or all of the amount due under the Original AQT Loan Agreement in the form of China Motion Stock is withdrawn. Instead, AQT shall have the option to receive repayment of certain amounts due under this Amended AQT Loan Agreement in the form of China Motion Stock, as further described herein.

1

3.                AQT has loaned VelaTel the additional sum of HK$9,780,500 [US$1,262,000], which amount VelaTel has paid as required under the First Xin Hua Installment. AQT shall have the option but not the obligation to loan VelaTel the additional amount of HK$18,740,637.45 [US$2,418,100] on or before the date required for VelaTel to pay the Second Xin Hua Installment.

4.                VelaTel promises to repay AQT HK$ 14,709,500 [US$ 1,898,000] (“Principal Amount,” being the total of the Adjusted Original Principal Amount plus the First Xin Hua Installment), together with interest at 10% per annum accruing on the outstanding balance from the Effective Date (“Interest” and together with the Principal Amount, “Total Loan Amount”), on or before April 2, 2014 (“Maturity Date”). If AQT exercises its option to loan VelaTel the Second Xin Hua Installment, such amount shall be added to the Principal Amount, and shall accrue Interest from the date of such payment.

5.                At AQT’s election in its sole discretion, VelaTel shall have the right to extend the Maturity Date for up to four consecutive increments of three months each upon payment in cash to AQT of an extension fee (each an “Extension Fee”) equal to 3% of the then current Principal Amount. After the Maturity Date, or any other default by VelaTel under this Amended AQT Loan Agreement, interest shall accrue at the rate of 20% per annum (“Default Interest”).

6.                Upon payment of the total amount due under the Xin Hua Loan Agreement, VelaTel shall arrange for AQT to receive an assignment of Xin Hua’s collateral interest in 100% of the China Motion Stock pursuant to the Share Charge and the Option Deed, as security against any default by VelaTel under this Amended AQT Loan Agreement (“AQT Security”). If an assignment of Xin Hua’s rights cannot be secured, VelaTel shall grant the AQT Security by creation of new instruments in favor of AQT substantially identical to the Share Charge and the Option Deed.

7.                Upon payment of the total amount due under the Xin Hua Loan Agreement and subject to the limitation contained in Section 9 below, AQT shall have the option to receive repayment of any or all of the then current Total Amount Due, including any future Extension Fee, in the form of China Motion Stock, 100% of which shall be valued for purposes of repayment at HK$49,827,585 [US$6,437,100] (“AQT Option”). Any China Motion Stock transferred or issued to AQT pursuant to the AQT Option shall be subject to full anti-dilution rights in favor of AQT. If AQT acquires more than 10% of the total China Motion Stock then outstanding, AQT shall be entitled to one of not more than three seats on China Motion’s board of directors. At any time AQT holds any interest in China Motion Stock under both the AQT Option and the AQT Security, such board representation shall be concurrent.

8.                Notwithstanding anything in the AQT Security or the AQT Option to the contrary, during the time AQT holds any interest in the China Motion Stock, AQT agrees to cooperate in the release from the AQT Security, and/or to transfer from the AQT Option, that percentage of China Motion Stock as is required for VelaTel to fulfill its obligations to honor any exercise by StarHub of its option to acquire up to 25% of the China Motion Stock pursuant to the Starhub Cooperation Agreement. If StarHub exercises its option, the exercise price payable by StarHub shall be paid directly to AQT, and as to China Motion Stock released from the AQT Security (but not as to China Motion Stock transferred by AQT from shares previously acquired pursuant to the AQT Option) shall reduce the Total Loan Amount in the same ratio that 10% of the enterprise value of China Motion (as the term “enterprise value” is used in the StarHub Cooperation Agreement) bears to the Total Loan Amount. For the avoidance of doubt and solely as a hypothetical example, if StarHub agrees to pay HK$20,000,000 [US$2,580,600] for 20% of the China Motion Stock based on an enterprise value of HK$100,000,000 [US$12,903,200] (whether such enterprise value is established by agreement or appraisal), the Total Loan Amount shall be reduced by HK$10,000,000 [US$1,290,300]. In the event the total amount paid by StarHub exceeds the Total Loan Amount, the excess shall be payable to VelaTel.

2

9.                In no event shall the combined percentage of China Motion Stock transferred by VelaTel pursuant to (1) the AQT Option and (2) the StarHub Cooperation Agreement exceed 49%. For the avoidance of doubt and solely as a hypothetical example, if StarHub exercises its option as to 20% of the China Motion Stock and AQT has previously received 35% of the China Motion Stock pursuant to the AQT Option, AQT shall transfer to StarHub 6% of the China Motion Stock (or more at AQT’s option), such that VelaTel will own at least 51%, AQT 29% (or less) and StarHub 20% of the China Motion Stock then outstanding. AQT shall have the option to release pursuant to the AQT Security and/or to transfer pursuant to the AQT Option in any combination that fulfills this requirement.

10.             AQT acknowledges that until payment of all amounts due under the Xin Hua Loan Agreement, any rights in the China Motion Stock granted pursuant to this Amended AQT Loan Agreement, including the AQT Security and the AQT Option, are subordinate to the rights of Xin Hua under the Share Charge and the Option Deed, and that the rights of AQT shall be null and void upon the occurrence of a default under the Xin Hua Loan Agreement by which Xin Hua’s option under the Option Deed would become exercisable. Any default by VelaTel under the Xin Hua Loan Agreement shall also constitute a default under this Amended AQT Loan Agreement.

11.             This Amended AQT Loan Agreement shall be governed by the laws of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely between residents of California and wholly to be performed within California. The Parties agree that all actions or proceedings arising in connection with this Agreement shall be brought exclusively in the state or federal courts in San Diego County, California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine.

12.             If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

13.             This Amended AQT Loan Agreement may be signed in as many counterparts as may be necessary, each of which so signed (including any signed copy sent by electronic facsimile transmission) shall be deemed to be an original, such counterparts together shall constitute one and the same instrument and, notwithstanding the date of the execution, shall be deemed to bear the Effective Date as set forth above.

VELATEL GLOBAL COMMUNICATIONS, INC.	AQT, LLC

By /s/ George Alvarez	By /s/ David Somrack
George Alvarez its Chief Executive Officer	David Somrack, its Manager

3